Exhibit 23(a)




The Board of Directors
Cerner Corporation

          We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-15156, 33-39776,
33-41580, 33-63226, 33-55082, 33-39777, 33-56868, and 33-20155)
of Cerner Corporation of our reports dated February 7, 1997, relating to the consolidated balance sheets of Cerner Corporation as of December 28, 1996 and December 30, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 28, 1996, which reports appear in the 1996 annual report on Form 10-K of Cerner Corporation and are incorporated herein by reference. We also consent to the reference to our firm in such Registration Statements.


                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP

Kansas City, Missouri
April 10, 1997